UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2016

MEREDITH CORPORATION
(Exact name of registrant as specified in its charter)

Iowa	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa		50309-3023
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 284-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 10, 2016, the Board of Directors of Meredith Corporation ("Meredith" or the "Company") elected Mr. Thomas (Tom) H. Harty as President and Chief Operating Officer, effective immediately. Mr. Harty, 53, previously President, National Media Group, will succeed Mr. Stephen M. Lacy, 62, as President. Mr. Lacy remains Chairman and Chief Executive Officer. Harty joined Meredith in 2004 as Vice President of its Magazine Group and subsequently served as its Chief Revenue Officer and President of Consumer Magazines. He was named National Media Group President in 2010. Immediately prior to joining Meredith, Harty was Senior Vice President for The Golf Digest Companies, a division of Advance Publications.

In addition, on August 10, 2016, the Board of Directors of the Company elected Mr. Jonathan (Jon) B. Werther, 47, to succeed Mr. Harty as President, National Media Group, effective immediately. Werther joined Meredith in 2012 as Chief Strategy Officer and was promoted to President of Meredith Digital in 2013. Werther spent more than 10 years in positions of increasing scale and responsibility at Time Warner and its AOL division. Immediately before joining Meredith, Werther served as a President of Simulmedia, an audience-targeted television ad network.

The Company entered into an employment agreement with Mr. Harty (the “Harty Employment Agreement”), dated August 10, 2016, which provides for an initial base salary of $800,000; participation in the management incentive program (“MIP”) wherein the percentage of base salary payable as a target bonus under the MIP shall not be less than 90% (actual Company financial results may result in an actual bonus paid equal to less than or more than 90% of base salary); participation in the Cash Long-Term Incentive Program; and the grant, in August 2016, of (i) 33,000 stock options with a three year cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of such award and (ii) 10,000 restricted stock units with a three year cliff vesting schedule. The foregoing summary is qualified in its entirety by reference to the Harty Employment Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

The Company entered into an employment agreement with Mr. Werther (the “Werther Employment Agreement”), dated August 10, 2016, which provides for an initial base salary of $600,000; participation in the management incentive program (“MIP”) wherein the percentage of base salary payable as a target bonus under the MIP shall not be less than 70% (actual Company financial results may result in an actual bonus paid equal to less than or more than 70% of base salary); participation in the Cash Long-Term Incentive Program; and the grant, in August 2016, of (i) 10,000 stock options with a three year cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of such award and (ii) 3,100 restricted stock units with a three year cliff vesting schedule. The foregoing summary is qualified in its entirety by reference to the Werther Employment Agreement, which is filed herewith as Exhibit 10.2 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Mr. Harty and Mr. Werther do not have a direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

A press release announcing the election of Mr. Harty to President and Chief Operating Officer and Mr. Werther to President, National Media Group, is attached hereto as Exhibit 99.

The employment agreement dated June 1, 2015, between the Company and Paul Karpowicz, President, Local Media Group, has been amended to extend through June 30, 2018. All other terms of Mr. Karpowicz's employment agreement remain the same. The amendment to Mr. Karpowicz's employment agreement dated August 11, 2016, is filed herewith as Exhibit 10.3.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	10.1	Employment agreement dated August 10, 2016, between Meredith Corporation and Thomas H. Harty.

	10.2	Employment agreement dated August 10, 2016, between Meredith Corporation and Mr. Jonathan B. Werther.

	10.3	Amendment to employment agreement dated August 11, 2016, between Meredith Corporation and Paul Karpowicz.

	99	Press release announcing the election of Mr. Harty to President and Chief Operating Officer and Mr. Werther to President, National Media Group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEREDITH CORPORATION
Registrant

/s/ Joseph Ceryanec
Joseph Ceryanec
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: August 12, 2016